Exhibit 99.1

For Immediate Release
Contact: Dennis J. Simonis
President & CEO

January 9, 2006	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

ENTERS INTO NUT PURCHASE CONTRACTS

Hilo, Hawaii - - ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that the company has entered into two separate agreements to sell macadamia nuts to Mac Farms of Hawaii, LLC (Mac Farms) and Purdyco International, Ltd. (dba Island Princess). The agreement with Mac Farms, dated January 6, 2006, is for the sale of between 4.5 and 5.5 million wet-in-shell pounds annually and the agreement, dated January 5, 2006, with Island Princess is for approximately 2 million pounds annually. Both contracts are effective January 1, 2007 and run for a period of five years. The nut price will be determined every six months by mutual agreement based on prevailing market prices for kernel from Hawaii and Australia with payment due 30 days from delivery.  The company has filed a Form 8-K with the SEC related to these contracts.

ML Macadamia Orchards, L.P. currently sells all of its production to Mauna Loa Macadamia Nut Corporation, a subsidiary of Hershey’s, pursuant to five nut purchase contracts.  Four of these contracts expire on December 31, 2006, and account in an average year for about 15,000,000 pounds of its production out of a total of 21,000,000 pounds.  These two new contracts, totaling about 7,500,000 pounds in an average year, will replace a portion of the production currently being sold to Mauna Loa.

ML Macadamia Orchards, L.P. earlier this year signed a contract with Hamakua Macadamia Nut Corporation providing for the sale of about 6,000,000 pounds of nuts per year, commencing January 1, 2007. The nut purchase price moves up or down based upon kernel prices received by Hamakua, but ensures a minimum price of 75 cents per pound (at 20% moisture and 30% kernel recovery). The contract is effective for two years with respect to 2,000,000 pounds, four years for another 2,000,000 pounds, and six years with respect to the final 2,000,000 pounds.

Revenues for 2005 reported to the unit holders in previous releases are based on estimates from Mauna Loa that the price to be received from Mauna Loa for the year 2005 will be 54.67 cents per pound (at 25% moisture). The final price will be determined after the close of the current year.

The current open-market price for macadamia nuts on the island of Hawaii is between 75 and 85 cents per pound (at 20% moisture). Open market prices for 2006 and beyond will be dependent upon market forces in the future, such as (1) production of macadamia nuts by growers in Hawaii, as well as Australia, South Africa, and other foreign countries, compared with (2) demand for macadamia nuts in Hawaii, the mainland United States and the remainder of the world.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,169 acres of orchards on the island of Hawaii. Mac Farms is a major processor and marketer of macadamias and owns the largest contiguous macadamia orchard in the world. Purdyco International grows and processes macadamia nuts and sells confections and related products under the Island Princess brand.

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